Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2017

MELVILLE, N.Y., November 9, 2017 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and nine-month periods ended September 30, 2017. P&F Industries, Inc. is reporting third quarter 2017 revenue from continuing operations of $15,782,000, compared to $14,633,000, for the same period in 2016. For the nine-month period ended September 30, 2017, the Company’s revenue from continuing operations was $44,357,000, compared to $44,769,000, during the same period in 2016. For the three and nine-month periods ended September 30, 2017, the Company is reporting income from continuing operations before taxes of $171,000 and $104,000, compared to losses of $393,000 and $8,462,000, respectively, for the same three and nine-month periods in 2016. The nine month loss recorded in 2016 was due primarily to $8,311,000 of impairment charges recorded against Hy-Tech’s intangible assets. For the three and nine months ended September 30, 2017, after giving effect to income taxes, the Company is reporting net income from continuing operations of $5,000, and a loss of $38,000, respectively. For the same periods in 2016, the Company reported net after-tax losses from continuing operations of $286,000 and $5,590,000, respectively.

There were no discontinued operations in 2017, whereas during the third quarter of 2016, the Company reported net income from discontinued operations after taxes of $187,000, and reported for the nine-month period ended September 30, 2016, income, net of tax, of $12,430,000, from the February 2016 sale of Nationwide Industries, Inc. and its operations prior thereto.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The acquisition in April of this year of the Jiffy Air Tool business continues to prove to be a strategic acquisition, enabling us to penetrate deeper into the aerospace sector, with revenue this quarter of $2,564,000. Further, as previously disclosed earlier this year, we made the decision to exit the Sears relationship effective September 30, 2017. For more than three decades, we have been the primary provider to Sears of its Craftsman pneumatic tools, making this decision extremely difficult. However, Sears’ continued financial difficulties, and their decision to sell the Craftsman brand to Stanley Black & Decker, made us reassess our return in relation to our risk. I wish to note that Sears purchased nearly all remaining Craftsman inventory from us, with the small balance of the Craftsman inventory remaining on hand projected to be sold to Stanley Black & Decker. At this juncture, we remain confident that we will collect the balance owed by Sears by year end.

Our Automotive revenue declined this quarter compared to the third quarter of 2016. We believe this decline was due to two major customers who, we have been advised, are currently in the process of re-balancing their pneumatic hand tool inventory. However, while our Automotive revenue may have declined this year compared to the same periods in 2016, our Automotive revenue, on a trailing twelve month basis, has increased 19% compared to the first twelve months immediately following the acquisition of Exhaust Technologies, Inc. and its AIRCAT line of automotive tools.

I am also pleased to report that our Industrial/catalog revenue has improved nearly 20% this quarter compared to the third quarter of 2016, with year to date revenue higher by 8% over the same nine month period a year ago.”

Mr. Horowitz added, “Hy-Tech’s revenue increased 19% this quarter over the third quarter of 2016, which is an encouraging sign. Further, its gross margins continue to improve, evidenced by a 19 percentage point increase this quarter, compared to the same period a year ago. Finally, Hy-Tech’s initiative to expand its product and technology into new niche markets continues to grow, accounting for 7.0% of Hy-Tech’s ATP nine-month revenue. We remain confident that growth in this sector will continue. And Lastly, in September, we acquired intellectual property from Numatx, Inc. This acquisition will add another product line to our aerospace offering, allows us to manufacture and market one of the world's smallest, lightest, aerospace-grade C-Squeezer and alligator squeezer riveters, and we are excited by its prospects.

Our selling and general and administrative expenses during the three-month period ended September 30, 2017, increased $437,000, compared to the third quarter of 2016. It should be noted that this quarter’s selling, general and administrative expenses include approximately $575,000 attributable to Jiffy’s operations.”

Mr. Horowitz concluded his remarks by adding, “Driven primarily by our continued improvement at Hy-Tech, the success derived from the recent acquisition of Jiffy, as well as expansion into new markets and technologies, we are very excited about the future. We will continue our pursuit of business opportunities, including acquisitions of complementary businesses, as well as new market initiatives that we believe will enhance shareholder value. Lastly, as always, we remain focused on our mission, which is for P&F to be a key provider of pneumatic tools and accessories.”

In a separate announcement today, the Company announced the declaration of a quarterly cash dividend.

The Company will be reporting the following.

RESULTS OF OPERATIONS

Continuing operations

We elected not to renew our supply agreement with Sears, which expired on September 30, 2017. This decision was based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand to Stanley Black & Decker and our level of working capital exposure in relation to our return on that investment pertaining to Sears. There is no Sear’s inventory exposure at September 30, 2017. Further, we believe that all accounts receivable attributable to Sears, which approximates $1,100,000 at September 30, 2017, should be collected by December 31, 2017. However, at the present time, there can be no assurance that we will fully recover this.

We believe that over time several newer technologies and features may begin to have an impact on the market for the company’s traditional pneumatic tool offerings. This evolution has been felt initially by the advent of some cordless operated hand tools in the automotive aftermarket. We are currently evaluating the development of more advanced technologies in our tool platforms.

Other than the aforementioned, there are no major trends or uncertainties that had, or we could reasonably expect could have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

During the first quarter of 2016, we sold Nationwide to an unrelated third party for approximately $22,200,000. As a result of this transaction, Nationwide’s 2016 results are reported under discontinued operations.

REVENUE

The tables below provide an analysis of our net revenue from continuing operations for the three and nine-month periods ended September 30, 2017 and 2016:

	Three months ended September 30,
			Increase
	2017	2016	$	%
Florida Pneumatic	$12,295,000	$11,702,000	$593,000	5.1%
Hy-Tech	3,487,000	2,931,000	556,000	19.0

Consolidated	$15,782,000	$14,633,000	$1,149,000	7.9%

	Nine months ended September 30,
			Decrease
	2017	2016	$	%

Florida Pneumatic	$34,936,000	$35,270,000	$(334,000)	(0.9)%
Hy-Tech	9,421,000	9,499,000	(78,000)	(0.8)

Consolidated	$44,357,000	$44,769,000	$(412,000)	(0.9)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; retail, automotive, industrial/catalog, and aerospace. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,212,000	42.4%	$6,631,000	56.7%	$(1,419,000)	(21.4)%
Automotive	3,021,000	24.6	3,723,000	31.8	(702,000)	(18.9)
Industrial/catalog	1,228,000	10.0	1,026,000	8.7	202,000	19.7
Aerospace	2,564,000	20.8	89,000	0.8	2,475,000	2,780.9
Other	270,000	2.2	233,000	2.0	37,000	15.9
Total	$12,295,000	100.0%	$11,702,000	100.0%	$593,000	5.1%

	Nine months ended September 30,
	2017		2016		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$15,976,000	45.7%	$19,411,000	55.1%	$(3,435,000)	(17.7)%
Automotive	10,024,000	28.7	11,336,000	32.1	(1,312,000)	(11.6)
Industrial/catalog	3,812,000	10.9	3,523,000	10.0	289,000	8.2
Aerospace	4,426,000	12.7	320,000	0.9	4,106,000	1,283.1
Other	698,000	2.0	680,000	1.9	18,000	2.6
Total	$34,936,000	100.0%	$35,270,000	100.0%	$(334,000)	(0.9)%

The majority of the decline in Florida Pneumatic’s third quarter 2017 Retail revenue was due to the reduction in shipments to Sears this quarter, compared to the same period in 2016. As discussed above, we elected not to renew an agreement with Sears, which expired on September 30, 2017. Also impacting our Retail revenue this quarter was a decline in shipments to The Home Depot, which was due primarily to their decision to reduce the number of items offered for sale at certain locations. Additionally, we believe that the recent hurricanes, which impacted the southern portion of the United States, was a contributing factor to the decline in our Retail revenue this quarter, compared to the third quarter of 2016. A major factor contributing to the net decline in our Automotive revenue this quarter compared to the same three-month period in 2016, were two major automotive parts distributors continuing to adjust their inventory levels of pneumatic hand tools. Partially offsetting this decline was an increase in revenue from our UAT division headquartered in the United Kingdom. Our Industrial/catalog revenue increased slightly compared to the same period a year ago. Activity in this sector has begun to improve, however no assurance can be given that this trend will continue. Lastly, the Jiffy acquisition in April of this year has enabled us to approach the aerospace sector with a much stronger brand and product offering. As a result, aerospace sales contributed nearly $2.5 million to Florida Pneumatic’s total third quarter 2017 revenue.

With respect to our year to date results, seventy-five percent of the decline in our Retail revenue was due primarily to the reduction in shipments to Sears, compared to the same nine-month period in 2016. During 2016, The Home Depot rolled-out several new tools, which did not occur in 2017, accounting for much of the decline in The Home Depot’s year-to-date revenue. Additionally, year to date revenue was negatively affected by their decision to reduce the number of items being offered at certain locations. We believe two major automotive distributors have been adjusting their inventory levels. As such, their decision is a primary cause of the year to date decline in our Automotive revenue. It should be noted that we have enjoyed increased sales to other major Automotive customers and distributors. Additionally, UAT’s 2017 year to date revenue has declined approximately 11%, when compared to the same period a year ago. Our Industrial/catalog revenue, while sluggish during the first three months of 2017, has begun to see improvement during the second and third quarters of 2017. Lastly, aerospace revenue, driven by the Jiffy acquisition added more than $4.1 million to Florida Pneumatic’s year to date 2017 revenue, compared to the same period a year ago.

Hy-Tech

 Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, ATSCO and Ozat which are categorized as “ATP” for reporting purposes and include heavy duty air tools, industrial grinders and impact sockets. Hy-Tech’s other product lines, Numatx, Thaxton and Quality Gear, are reported as “Other” and include the hydro pneumatic riveters, hydrostatic test plugs, air motors and custom gears.

	Three months ended September 30,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,092,000	88.7%	$2,515,000	85.8%	$577,000	22.9%
Other	395,000	11.3	416,000	14.2	(21,000)	(5.0)
Total	$3,487,000	100.0%	$2,931,000	100.0%	$556,000	19.0%

	Nine months ended September 30,
	2017		2016		Decrease
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$8,386,000	89.0%	$8,411,000	88.5%	$(25,000)	(0.3)%
Other	1,035,000	11.0	1,088,000	11.5	(53,000)	(4.9)
Total	$9,421,000	100.0%	$9,499,000	100.0%	$(78,000)	(0.8)%

Significant components contributing to the increase in Hy-Tech’s third quarter 2017 ATP revenue, compared to the same period in 2016, include the resurgence in activity from a large customer acquired in the ATSCO acquisition that had reduced its orders until the second quarter of 2017, and continues to place orders during the third quarter of 2017. Additionally, in 2016 we began to pursue alternate markets where we believed we could exploit our engineering and manufacturing expertise, and develop different applications for our tools, motors and accessories. We believe the development of this new marketing strategy provides an opportunity to generate new sources of revenue from new markets in 2017 and beyond. While third quarter 2017 revenue from this new initiative was $156,000, at September 30, 2017, Hy-Tech has future orders just shy of $750,000. Although Hy-Tech’s third quarter 2017 revenue has increased compared to both the first and second quarters of 2017, we believe that there continues to be an excess inventory of tools and spare parts in the distribution channels. Additionally, we believe that the turn-around activities in the oil and gas sector continue to lag, compared to historic levels, further negatively impacting Hy-Tech’s revenue. Recent hurricanes and other major storms have also impacted Hy-Tech’s revenue. Further, we believe lower-priced imported tools and spare parts are adversely impacting Hy-Tech’s position in the marketplace.

The fluctuation in Hy-Tech’s year to date revenue for the nine-month period ended September 30, 2017, compared to the same period in 2016 was primarily due to a number of factors. A decline in ATP revenue from a large customer that was acquired in the ATSCO acquisition that had greatly reduced its purchases in the first quarter of 2017, compared to its purchases during the first quarter of 2016. By mid-2016 this customer ceased placing orders. However, as discussed above, this customer began placing orders during the second quarter of 2017 and continued into the third quarter of this year. A major component of Hy-Tech’s revenue is derived from the oil and gas sector. Currently, we estimate that the oil and gas sector revenue accounts for approximately 30% to 35% of Hy-Tech’s total revenue. This revenue stream is driven by a number of factors, such as, the number of off-shore rigs located in the Gulf of Mexico, “turn-arounds” or plant maintenance activities and, to a lesser extent, land rigs. We believe the lag in turn-around activities, the hurricanes that severely damaged the Gulf of Mexico and many of the oil refineries in the Gulf States, along with the growing presence of lower-priced imported tools and spare parts are impacting the markets in which Hy-Tech operates. However, as discussed earlier, Hy-Tech continues to pursue alternate markets where it believes it can exploit its engineering and manufacturing expertise, and develop different applications for its tools, motors and accessories. Revenue from these new sources during the first nine months of 2017 was approximately $657,000, and is included in the ATP grouping. Lastly, Hy-Tech has recently begun a new marketing strategy that is intended to re-energize its gear and hydraulic stopper business.

Gross profit / margin

	Three months ended September 30,				Increase (decrease)
	2017		2016		Amount		%
Florida Pneumatic	$4,579,000		$4,219,000		$360,000		8.5%
As percent of respective revenue		37.2%		36.1%	1.1	% pts
Hy-Tech	$1,005,000		$286,000		$719,000		251.4
As percent of respective revenue		28.8%		9.8%	19.0	% pts
Total	$5,584,000		$4,505,000		$1,079,000		24.0%
As percent of respective revenue		35.4%		30.8%	4.6	% pts

	Nine months ended September 30,				Increase (decrease)
	2017		2016		Amount		%
Florida Pneumatic	$13,116,000		$13,070,000		$46,000		0.4%
As percent of respective revenue		37.5%		37.1%	0.4	% pts
Hy-Tech	$2,864,000		$1,956,000		$908,000		46.4
As percent of respective revenue		30.4%		20.6%	9.8	% pts
Total	$15,980,000		$15,026,000		$954,000		6.3%
As percent of respective revenue		36.0%		33.6%	2.4	% pts

Customer and product mix were the primary factors that contributed to the increase in Florida Pneumatic’s third quarter 2017 gross margin, compared to the same period a year ago. Of note, Jiffy’s gross margin approximates that of Florida Pneumatic’s non-retail product lines. As such, the gross profit associated with the Aerospace revenue this quarter exceeded the gross profits lost as the result of the decline in Retail revenue. There were no significant changes to our cost structure or selling price during this quarter.

Florida Pneumatic’s overall gross margin for the nine-month period ended September 30, 2017 is essentially the same as the gross margin for the same period in 2016.

Hy-Tech’s 2017 third quarter gross margin increased 19.0 percentage points, a more than 250% improvement over the same period a year ago. Factors contributing to the positive change include, among other things: (a) in the third quarter of 2016, we increased Hy-Tech’s allowance for obsolete / slow moving inventory (“OSMI”). This adjustment in 2016 was compounded by lower overhead absorption, due to reduced manufacturing, in turn due to weakness in the oil and gas and power generation sectors and (b) during 2016, we were shipping a line of very low gross margin tools to a major customer. However, during the second and third quarters of 2017, shipments of these low gross margin tools declined compared to the prior year. Additional factors contributing to the improvement in Hy-Tech’s gross margin include: (a) improved overhead absorption as manufacturing activity has increased; (b) improved inventory turns, which directly impacts fluctuations in Hy-Tech’s OSMI, and (c) the sale of the low margin tools has been lower this year compared to the prior year.

Hy-Tech’s gross margin for the nine-month period ended September 30, 2017, improved 9.8 percentage points, when compared to the same period a year ago. Offsetting the primary factors to this improvement discussed above, gross margin on the products being sold under its new marketing initiative are below Hy-Tech’s historical range. In addition to margins on these products increasing as the result of manufacturing experience, we also expect average margins in this category to improve as we develop additional product offerings.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A” or “operating expenses”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2017, our SG&A was $5,352,000, compared to $4,915,000 for the same three-month period in 2016. The net increase was due in large part to the acquisition of the Jiffy business in April 2017, with SG&A was approximately $575,000 for the third quarter of 2017. Other significant components of the change include: (i) a $17,000 reduction in non-Jiffy compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) a decrease in variable expenses of $78,000, due primarily to lower Retail revenue; (iii) a decrease in professional fees of $56,000 and (iv) a reduction in amortization and depreciation expenses of $60,000. These reductions were partially offset by an increase in corporate related expenses of $24,000.

Our SG&A for the nine-month period ended September 30, 2017 was $15,765,000, compared to $15,088,000 for the same period in 2016. As noted above, the most significant component to the net increase was the addition of Jiffy, with year to date 2017 SG&A was approximately $1,025,000. Other significant components include reductions in: (i) non-Jiffy compensation expenses of $74,000; (ii) variable expenses of $300,000, due primarily to lower Retail revenue; (iii) depreciation and amortization of $236,000, due mostly to the reduction in Hy-Tech’s intangible assets, which were written down in 2016; and (iv) corporate related expenses of $80,000. The reductions were partially offset by an increase in professional fees of $381,000, which include fees and expenses related to the Jiffy Acquisition and recruitment fees for executive positions at Hy-Tech.

Impairment of goodwill and other intangible assets - 2016

During the second quarter of 2016, we determined that an interim impairment analysis of the goodwill recorded in connection with Hy-Tech and ATSCO was necessary. As a result of the aforementioned, it was determined that Hy-Tech's short and long-term projections at that time had indicated an inability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets necessitating the impairment charge. Accordingly, adhering to current accounting literature, we recorded an impairment charge of $8,311,000 relating to goodwill and other intangible assets during the second quarter of 2016.

Other expense (income), net

The three-month period ended September 30, 2017 included $11,000 consisting primarily of an adjustment to the fair value of the contingent consideration obligation to the Jiffy Seller. During the same period in 2016, the most significant factor contributing to the net Other income was rental income of real property that was sold in November of 2016. There is no income of a similar nature for 2017.

For the nine-month period ended September 30, 2017, our Other expense (income), net, is primarily the fair value adjustment discussed above partially offsetting the receipt of the balance of an escrow related to the sale of the real property that was located in Tampa, Florida and used by Nationwide Industries Inc. The amount for the same period in 2016 was the net rental income on the real property that was sold in November of 2016.

Interest

	Three months ended September 30,		Increase
	2017	2016	Amount	%
Interest expense attributable to:
Short-term borrowings	$32,000	$15,000	$17,000	113.3
Term loans, including Capital Expenditure Term Loans	1,000	1,000	-	-
Amortization expense of debt issue costs	17,000	10,000	7,000	70.0

Total	$50,000	$26,000	$24,000	92.3

	Nine months ended September 30,		Increase (decrease)
	2017	2016	Amount	%
Interest expense attributable to:
Short-term borrowings	$80,000	$41,000	$39,000	95.1%
Term loans, including Capital Expenditure Term Loans	2,000	5,000	(3,000)	(60.0)
Amortization expense of debt issue costs	42,000	118,000	(76,000)	(64.4)

Total	$124,000	$164,000	$(40,000)	(24.4)%

Primarily the result of the sale of Nationwide and the real property located in Tampa, Florida, occurring in February and November 2016, respectively, our total bank borrowings have been minimal. On April 5, 2017, we purchased the net assets of the Jiffy business and real property located in Carson City, Nevada. The funding for this transaction was from our Revolver Loan, which is our short-term borrowing.

In accordance with accounting guidance we have reported our short-term and term loan interest expense incurred during the period January 1, 2016 through February 11, 2016, which was the effective date of sale of Nationwide, in Discontinued operations. Further, as the result of the Company and Capital One, National Association (“Capital One”, or the “Bank”) agreeing to significantly modify the Credit Agreement, as defined below in our Liquidity and Capital Resources, we were required to write down and recognize as interest expense the debt issue costs associated with the then existing Credit Agreement. These costs are identified in the table above as “Amortization expense of debt issue costs”.

Our average balance of short-term borrowings during the three and nine-month periods ended September 30, 2017 was $3,635,000 and $3,263,000, respectively, compared to $2,585,000 and $3,593,000, respectively, during the same periods in 2016.

Income taxes

At the end of each interim reporting period, we estimate an effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit applicable to continuing operations, on a year-to-date basis, and may change in subsequent interim periods. Additionally, we included the impact of options that expired or were forfeited. The forfeited and expired stock options effectively reduced our deferred tax asset and increased the tax provision by approximately $116,000. As a result of the aforementioned, our effective tax rate applicable to continuing operations for the three and nine-months ended September 30, 2017 was 97.1% and 136.5%, respectively. For the same periods in 2016 our effective tax rate applicable to continuing operations was 27.2% and 33.9%, respectively. The Company’s effective tax rates were also affected by state taxes, non-deductible expenses and foreign tax rate differentials.

Discontinued operations - 2016

Nationwide’s results of operations in our consolidated financial statements presents their revenue and cost of goods sold for the period January 1, 2016 through February 11, 2016. The SG&A incurred during the same period includes that of Nationwide plus $19,000 of expenses incurred at the corporate level that is specifically attributable to Nationwide. In accordance with current accounting guidance, we included, as part of discontinued operations, all interest expense incurred attributable to our Bank borrowings during the period January 1, 2016 through February 11, 2016.  Additionally, we initially recognized an after tax gain of $12,171,000, on the sale of Nationwide. For income tax purposes, the Company’s tax basis in Nationwide was greater than the net proceeds, thus resulting in a tax loss. This gain represents the difference between the adjusted net purchase price and the carrying value of Nationwide. Further, in 2016, Countrywide completed the sale of the Tampa, Florida real property, which was treated as a capital gain transaction for tax purposes.  During the three-month period ended September 30, 2016, the Company removed a valuation allowance initially recorded against the tax loss, resulting in an additional gain on sale of $187,000.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	September 30, 2017	December 31, 2016
Working Capital	$24,490,000	$28,373,000
Current Ratio	3.81 to 1	5.60 to 1
Shareholders’ Equity	$47,221,000	$47,590,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (as amended from time to time, “Credit Agreement”) with an affiliate of Capital One. The Credit Agreement provides for Revolver borrowings, which are secured by the Company’s accounts receivable, mortgages on its real property (“Real Property”), inventory and equipment. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries.

At our option, Revolver borrowings will bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus the Applicable Margin, as defined in the Credit Agreement. The interest rate, either LIBOR or Base Rate, which is added to the Applicable Margin, is at our option. We are limited in the number of LIBOR borrowings.

Contemporaneously with the acquisition of the Jiffy business, we entered into a Second Amended and Restated Loan and Security Agreement, effective as of the April 5, 2017 closing date of the Jiffy Acquisition (the “Second Amended and Restated Loan Agreement”), with Capital One which amended and restated the previous amendment to the Credit Agreement.

The Second Amended and Restated Loan Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount we can borrow under the Revolver Commitment (as defined) from $10,000,000 to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants.

 The net funds of approximately $18,700,000 provided by the sale of Nationwide in 2016 were used to pay down the Revolver, Capex loans and the Term Loan A; however, we and the Bank agreed to have $100,000 remain outstanding under the Term Loan A, rather than pay it off in full, thus providing the Company and Capital One the ability to potentially increase future term loan borrowings more efficiently and at lower costs.

We funded the $7,000,000 Jiffy acquisition from Revolver borrowings. Cash flows from operations thereafter and receipt in August of the $2,100,000 escrow from the sale of Nationwide have reduced our Revolver balance to $2,334,000 at September 30, 2017. Revolver borrowings can be at either LIBOR or at the Base Rate, as defined in the Credit Agreement with Capital One. Applicable LIBOR Margins in effect at September 30, 2017, was 1.75%, compared to 1.50% at December 31, 2016. The Applicable Base Rate Margins in effect as of September 30, 2017 and December 31, 2016 were 0.75% and 0.50%, respectively.

Cash flows

During the nine-month period ended September 30, 2017, our cash decreased to $1,205,000 from $3,699,000 at December 31, 2016.   Our total bank debt at September 30, 2017, primarily driven by the Jiffy acquisition, was $2,434,000, compared to $100,000 at December 31, 2016. The total debt to total book capitalization (total debt divided by total debt plus equity) at September 30, 2017 was 4.9%, compared to 0.2% at December 31, 2016.

In March 2016, our Board of Directors approved the initiation of a dividend policy under which the Company intends to declare quarterly cash dividends to its stockholders in the amount of $0.05 per quarter. During the nine-month period ended September 30, 2017, our Board of Directors voted to approve the payment of three quarterly dividends. As such, in February 2017, May 2017, and August 2017, we paid a $0.05 per share dividend to the shareholders of record. The aggregate of such dividend payments was approximately $542,000. Our Board of Directors expects to maintain this dividend policy, however, the future declaration of dividends under this policy is dependent upon several factors, which includes such things as our overall financial condition, results of operations, capital requirements and other factors our board may deemed relevant.

During the nine-month period ended September 30, 2017, we used $444,000 for capital expenditures, compared to $894,000 during the same period in the prior year.  Capital expenditures for the balance of 2017 are expected to be approximately $500,000, some of which may be financed through our credit facilities or financed through independent third party financial institutions. The remaining 2017 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

Customer concentration

Florida Pneumatic has two customers, Sears and The Home Depot that, in the aggregate, at September 30, 2017, and December 31, 2016, accounted for 39.6% and 53.5%, respectively of our accounts receivable. To date, these customers remain at or close to complying with their payment terms. Additionally, these two customers in the aggregate, accounted for 31.3% and 35.4%, respectively, of our revenue for the three and nine-month periods ended September 30, 2017, compared to 45.3% and 43.4% for the same periods in 2016.

As previously mentioned we elected not to renew an agreement with Sears, which terminated on September 30, 2017. We believe the loss of Sears’s revenue will have a negative impact on our financial condition, but will not affect our ability to remain a going concern.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, November 9, 2017, at 11:00 A.M., Eastern Time, to discuss its third quarter of 2017’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 888-791-4321. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 10, 2017.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2017 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Supply chain disruptions;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”), its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
Assets
Cash	$1,205	$3,699
Accounts receivable - net	10,994	7,906
Inventories	20,090	19,901
Prepaid expenses and other current assets	925	3,030

Total current assets	33,214	34,536

Net property and equipment	8,807	7,089
Goodwill	4,445	3,897
Other intangible assets - net	8,709	6,606
Deferred income taxes - net	1,643	1,793
Other assets – net	120	130
Total assets	$56,938	$54,051

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,334	$ ---
Accounts payable	3,247	2,398
Accrued compensation and benefits	1,694	1,733
Accrued other liabilities	1,449	2,019
Current maturities of long-term debt	---	13

Total current liabilities	8,724	6,163

Long-term debt, less current maturities	92	88
Other liabilities	901	210

Total liabilities	9,717	6,461

Total shareholders' equity	47,221	47,590

Total liabilities and shareholders' equity	$56,938	$54,051

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF  INCOME (LOSS) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2017	2016	2017	2016

Net revenue	$15,782	$14,633	$44,357	$44,769
Cost of sales	10,198	10,128	28,377	29,743
Gross profit	5,584	4,505	15,980	15,026
Selling, general and administrative expenses	5,352	4,915	15,765	15,088
Impairment of goodwill and other intangible assets	---	---	---	8,311
Operating income (loss)	232	(410)	215	(8,373)
Other expense (income) -net	11	(43)	(13)	(75)
Interest expense	50	26	124	164
Income (loss) before income taxes	171	(393)	104	(8,462)
Income tax expense (benefit)	166	(107)	142	(2,872)
Income (loss) from continuing operations	5	(286)	(38)	(5,590)

Net income from discontinued operations, net of tax of $-0- and $38, for the three and nine-month period ended September 30, 2016.	---	---	---	72
Gain on sale of discontinued operations, net of tax benefits of $187 and $328 for the three and nine-month periods ended September 30, 2016	---	187	---	12,358
Income from discontinued operations, net of tax	---	187	---	12,430
Net income (loss)	$5	$(99)	$(38)	$6,840

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (Unaudited)
	Three months ended September 30,			Nine months ended September 30,
	2017		2016	2017	2016
Basic (loss) earnings per share
Continuing operations	$	---	$(0.08)	$(0.01)	$(1.55)
Discontinued operations		---	0.05	---	3.45
Net (loss) income	$	---	$(0.03)	$(0.01)	$1.90

Diluted (loss) earnings per share
Continuing operations	$	---	$(0.08)	$(0.01)	$(1.55)
Discontinued operations		---	0.05	---	3.45
Net (loss) income	$	---	$(0.03)	$(0.01)	$1.90

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT CHARGE AND AMORIZATION FROM CONTINUING OPERATIONS

(Unaudited)

(In Thousands $)	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2017	2016	2017	2016
Net income (loss) from continuing operations	$5	$(286)	$(38)	$(5,590)
Add:
Impairment of Goodwill and other intangible assets	---	---	---	8,311
Depreciation and amortization	506	621	1,595	2,030
Interest expense	50	26	124	164
Tax expense (benefit) for income taxes	166	(107)	142	(2,872)

EBITDIA (1)	$727	$254	$1,823	$2,043

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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